Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2024 (except for Note 13, as to which the date is June 20, 2025), with respect to the consolidated financial statements included in the Annual Report of Cyanotech Corporation on Form 10-K for the year ended March 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Cyanotech Corporation on Forms S-3 (File No. 333-42486, File No. 333-97755, and File No. 333-101401), and on Forms S-8 (File No. 033-63789, File No. 333-42484, File No. 333-141911, File No. 333-141912, File No. 333-154165, File No. 333-179605, File No. 333-198790, and File No. 333-214572).

/s/ GRANT THORNTON LLP

Newport Beach, California

June 20, 2025